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                                                                     EXHIBIT 99



FOR IMMEDIATE RELEASE (November 26, 1997)

CONTACT:  Thomas A. Minner                     Steven G. Segal
          Chief Executive Officer              Managing Director
          Universal Hospital Services, Inc.    J.W. Childs Associates, L.P.
          (612) 893-3254                       (617) 753-1100

               J.W. CHILDS TO ACQUIRE UNIVERSAL HOSPITAL SERVICES

     BLOOMINGTON, MN (November 26)-- Universal Hospital Services, Inc. ("UHS") (NASDAQ: UHOS) and J.W. Childs Equity Partners, L.P. ("Childs") have announced that they have entered into a definitive agreement for Childs to acquire UHS for $15.50 per UHS share. Including the assumption of debt and payment of transaction-related expenses, the total purchase price is approximately $133 million. Certain members of UHS management, led by David E. Dovenberg, the Chief Financial Officer of UHS, are participating in the transaction and will retain an equity interest in UHS.

     Thomas A. Minner, UHS's President and Chairman of the Board, said: "We are especially pleased that the thorough and extended process of evaluating the Company's alternatives has resulted in a transaction which the Board believes best serves the interests of its shareholders. In addition, it is our belief that this transaction preserves many of the positive values and aspects of the UHS enterprise while assuring stability for our employees and continuity of service to our valued customers."

     "We are delighted to be working with Dave Dovenberg and other UHS employees to allow the company to remain independent and entrepreneurial," said Steven Segal, Managing Director of J.W. Childs Associates. "We are excited to provide the capital necessary for management to continue to invest in new equipment which will insure product availability, support advances in technology and provide the superior quality and service that customers, vendors and employees have come to expect from UHS."

     The transaction is structured as a cash merger and is intended to be treated as a recapitalization for accounting purposes. The Board of Directors of UHS has unanimously approved the merger agreement. The merger, which requires UHS shareholder approval and Hart-Scott-Rodino clearance and is subject to funding of committed financing, is expected to close in February 1998. Piper Jaffray Inc. represents UHS in this transaction. Childs has received financing commitments for the transaction from Bankers Trust Company, which commitments are subject to customary conditions.

     UHS provides movable medical equipment to over 3,300 hospitals and alternate care providers principally through Pay-per-Use equipment management programs. Under UHS's rental programs, health care providers are charged a per
use rental fee based on actual usage.   In addition, UHS sells disposable
supplies related to the equipment it rents. UHS operates through 46 district offices and eight regional service centers serving customers in 50 states in five primary equipment categories--critical care, monitoring, newborn care, respiratory care and specialty beds.

     J.W. Childs Associates is a private investment firm based in Boston focused on investing in middle market growth companies. The firm manages $463 million of committed equity capital. Recent investments include Personal Care Group, Chevy's "Fresh Mex" restaurants, Empire Kosher Poultry and Central Tractor Farm and Country.